Exhibit 99.1

Investor Contact:	Media Contact:
Perot Systems Corporation	Perot Systems Corporation
John Lyon	Mindy Brown
phone: (972) 577-6132	phone: (972) 577-6165
fax: (972) 577-6790	fax: (972) 577-4484
John.Lyon@ps.net	Mindy.Brown@ps.net

Perot Systems to Implement Revised Interpretation of EITF 00-21

Plano, TX – August 14, 2003 — Perot Systems Corporation (NYSE: PER) today announced that it has implemented a revised interpretation of Emerging Issues Task Force Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”).

Perot Systems will modify its adoption of EITF 00-21 following a revised interpretation of the new accounting rules. The company’s decision to revise previously announced financial results follows a change in its auditor’s previous interpretation of EITF 00-21. During the past week and subsequent to Perot Systems’ second quarter 2003 earnings release, Perot Systems was informed that the application of this new interpretation would result in a revision of the company’s previously announced financial results.

In certain circumstances, the revised interpretation has the effect of further limiting the amount of revenue allocated to an individual deliverable under a multi-deliverable agreement. This revision has the following effects on the company’s previously announced financial results:

•	The cumulative effect of a change in accounting principle associated with adopting EITF 00-21 increased by $23.2 million ($14.4 million, net of the applicable income tax benefit).

•	Revenue for the first six months of 2003 decreased by $2.5 million ($1.7 million for the three months ended March 31, 2003 and $0.8 million for the three months ended June 30, 2003).

•	Earnings per share (diluted) prior to the cumulative effect of a change in accounting principle for the first six months of 2003 decreased by $.02 per share to $.17 for the same time period ($.01 per share for the three months ended March 31, 2003 and $.01 per share for the three months ended June 30, 2003).

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This change will not affect the financial projections for the third quarter of 2003 that Perot Systems issued on July 29, 2003. Implementation of the revised interpretation is reflected in an amendment to Perot Systems’ Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2003.

In November 2002, the EITF reached a consensus on EITF 00-21 regarding when and how to separate deliverables of a contract into individual units of accounting. Perot Systems adopted EITF 00-21 as of January 1, 2003 for both existing and prospective customer contracts.

About Perot Systems

Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2002 revenue of $1.3 billion. The company has more than 10,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating all forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as: risks associated with negotiating and exiting contractual relationships; risks associated with expanding earnings from new sales; as well as other risks, including the loss of major clients; deterioration of project and consulting-based revenue and profit; our ability to achieve future sales; changes in our UBS relationship and variability of revenue and expense associated with its largest customer, as well as other clients; risks associated with the Health Insurance Portability and Accountability Act (HIPAA), including the risk that timing of software releases and patches for our software products and products provided by third parties may result in client testing that is not complete at the effective date HIPAA regulations, the risk that additional releases or patches may be required after the effective date and the risk that our claims processing operations may be subject to significantly higher volumes of claims that require manual processing due to the submission by healthcare providers of non-HIPAA compliant claims; risks associated with the portion of client revenue and profits representing spending above contractual minimums, which could be deemed as discretionary by clients and result in lower revenue and earnings for us with limited notice; the current and future performance of client contracts; risks associated with non-recoverable cost overruns on software development contracts; risks associated with the development of software products, including the risk that capitalized costs of development may not be fully recovered if the market for our products or the ability of our products to capture a portion of the market differs materially from our estimates, the risk that the cost of product development differs materially from our estimates, and the risk that a delay in product introduction may reduce the portion of the market captured by our product; growing start-up businesses; the highly competitive market in which we operate; the variability of

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quarterly operating results; the reliance on estimates that involve successful completion of future actions; guaranteed purchase agreements; changes in technology; changes to accounting methods; risks associated with developing software for client use and for resale purposes; risks associated with acquisitions and divestitures, and risks related to international operations. Please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

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